NATIONWIDE LIFE INSURANCE COMPANY
ONE NATIONWIDE PLAZA
COLUMBUS, OHIO 43215
[1-866-233-3223]

NATIONWIDE LIFE INSURANCE COMPANY ("Nationwide") will provide the benefits described in the Contract, including making annuity payments to the Annuitant beginning on the Annuitization Date.  The Contract is provided in return for the Purchase Payment(s) made by the Contract Owner.

RIGHT TO EXAMINE AND CANCEL

THE CONTRACT OWNER HAS THE "RIGHT TO EXAMINE AND CANCEL" THE CONTRACT.  THE CONTRACT OWNER MAY RETURN THE CONTRACT WITHIN TEN DAYS OF THE DATE IT IS RECEIVED BY THE CONTRACT OWNER TO THE HOME OFFICE OF NATIONWIDE OR THE AGENT THROUGH WHOM IT WAS PURCHASED.  WHEN NATIONWIDE RECEIVES THE CONTRACT, IT WILL CANCEL THE CONTRACT AND REFUND THE CONTRACT VALUE IN FULL.

FOR IRAs, IF THE CONTRACT OWNER RETURNS THE CONTTRACT WITHIN THE RIGHT TO EXAMINE AND CANCEL PERIOD, NATIONWIDE WILL REFUND THE PURCHASE PAYMENT.

THIS IS A LEGAL CONTRACT BETWEEN NATIONWIDE AND THE CONTRACT OWNER, PLEASE READ IT CAREFULLY.  IF THE CONTRACT IS NOT RETURNED DURING THE "RIGHT TO EXAMINE AND CANCEL" PERIOD, THE CONTRACT OWNER WILL BE BOUND BY THE TERMS OF THE CONTRACT.

Executed for Nationwide on the Date of Issue by:

                                                                                                Secretary                                President

READ YOUR CONTRACT CAREFULLY

Individual Flexible Purchase Payment Deferred Variable Annuity, Non-Participating

ANNUITY PAYMENTS, DEATH BENEFITS, SURRENDER VALUES, AND OTHER VALUES PROVIDED BY THE CONTRACT ARE BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT.  THESE VALUES ARE VARIABLE AND MAY INCREASE OR DECREASE WITH THE FLUCTUATIONS OF THE NET INVESTMENT FACTOR AND ARE NOT GUARANTEED AS TO FIXED-DOLLAR AMOUNT, UNLESS OTHERWISE SPECIFIED.

NOTICE - The details of the variable provisions in the
Contract may be found on Pages 9, 14, 20 and 30.

CONTENTS

DATA PAGE	INSERT

CONTENTS	2

DEFINITIONS	4

GENERAL PROVISIONS	7

Purpose of the Contract and Nationwide’s Intent
Entire Contract
Non-Participating
Incontestability
Contract Settlement
Evidence of Survival
Alteration or Modification
Assignment
Protection of Proceeds
Misstatement of Age or Sex
Reports
Number

STANDARD CHARGES AND DEDUCTIONS PROVISIONS	9

Variable Account Annual Expenses
Excess Withdrawal Charge
Deduction for Premium Taxes

OWNERSHIP PROVISIONS	11

Contract Ownership
Joint Contract Ownership
Contingent Ownership
Annuitant
Contingent Annuitant
Beneficiary and Contingent Beneficiary
Changes of Parties Named in the Contract

ACCUMULATION PROVISIONS	13

Purchase Payments
Allocation of Purchase Payments
Variable Account Provisions
Accumulation Unit Value
Valuation of Underlying Mutual Fund Shares
Substitution of Underlying Mutual Fund Shares
Net Investment Factor

TRANSFERS, SURRENDERS, AND WITHDRAWALS PROVISIONS	15

Transfers
Surrenders
Restrictions on Surrenders for Certain Qualified Plans and IRAs
Restrictions on Surrenders for Roth IRAs
Surrender Value
Suspension or Delay of Surrender

REQUIRED DISTRIBUTION PROVISIONS	17

Required Distribution - Non-Qualified Contracts
Required Distribution - IRAs and Contracts Issued under Qualified Plans
Required Distribution - Roth IRA

CONTRACT OWNER SERVICES	20

Asset Rebalancing
Systematic Withdrawals
Guaranteed Lifetime Withdrawals

TRANSFERS, SURRENDERS, AND WITHDRAWALS PROVISIONS	26

Death of Contract Owner
Death of Contract Owner/Annuitant
Death of Annuitant
Death Benefit Payment
Death Benefit
Death Benefits for Non-Qualified Contracts with Joint Contract Owners

TRANSFERS, SURRENDERS, AND WITHDRAWALS PROVISIONS	28

Annuity Commencement Date
Change of Annuity Commencement Date and Annuity Payment Option
Annuitization
Fixed Payment Annuity - First and Subsequent Payments
Variable Payment Annuity - First Payment
Variable Payment Annuity - Subsequent Payments
Annuity Unit Value
Frequency and Amount of Payments

ANNUITY PAYMENT OPTIONS PROVISIONS	31

Selection of Annuity Payment Option
Single Life
Joint and Survivor Annuity
Single Life with 20 Year Term Certain
Any Other Option
Supplementary Agreement

TABLES	33

DEFINITIONS

Accumulation Unit - An accounting unit of measure used to calculate the Variable Account value prior to the Annuitization Date.

Annuitant - The person upon whose continuation of life any annuity payments involving life contingencies depends.

Annuitization - The period during which annuity payments are received by the Annuitant.

Annuitization Date - The date the annuity payments actually commence.

Annuity Commencement Date - The date on which annuity payments are scheduled to commence.

Annuity Payment Option - The chosen form of annuity payments.  Several options are available under the Contract.

Annuity Unit - An accounting unit of measure used to calculate the value of variable annuity payments.

Beneficiary - The person designated to receive certain benefits under the Contract upon the death of the Annuitant, if there is no surviving Joint Contract Owner, prior to the Annuitization Date.

Charitable Remainder Trust (CRT) - A charitable remainder annuity trust or a charitable remainder unitrust as those terms are defined in Section 664 of the Code.

Code - The Internal Revenue Code of 1986, as amended.

Commuted Value– The present value of any remaining guaranteed annuity payments.  This amount is calculated using the Assumed Investment Return for variable dollar amount annuity payments and a rate of return determined by us for fixed dollar amount annuity payments.

Contingent Annuitant - The Contingent Annuitant may be the recipient of certain rights or benefits under the Contract when the Annuitant dies before the Annuitization Date.

Contingent Beneficiary - The person or entity designated to be the Beneficiary if the named Beneficiary is not living at the time of the death of the Annuitant.

Contingent Owner - A Contingent Owner succeeds to the rights of a Contract Owner upon the Contract Owner's death before Annuitization if there is no Joint Contract Owner.

Contract - The document which describes a Contract Owner's rights and benefits.

Contract Anniversary - Commencing with the Date of Issue, each recurring 12 month anniversary during the life of the Contract.

Contract Owner(s) - The person who possesses all rights under the Contract, including the right to designate and change parties named in the Contract, Annuity Payment Option, and the Annuity Commencement Date.

Contract Value - With respect to a Contract, the sum of the value of all Accumulation Units.

Contract Year - Each year the Contract remains in force commencing with the Date of Issue.

Date of Issue - The date the first Purchase Payment is applied to the Contract.

Death Benefit - The benefit that is payable upon the death of the Annuitant, unless a Contingent Annuitant has been named.  If the Annuitant dies after the Annuitization Date, any benefit that may be payable shall be as specified in the Annuity Payment Option elected.

Distribution - Any payment of part or all of a Contract Owner's Contract Value.

ERISA - The Employee Retirement Income Security Act of 1974, as amended.

Excess Withdrawal Charge - The amount deducted from the Contract Value if a Surrender is in excess of a specified amount is made.

Fixed Payment Annuity - An annuity providing for payments that are guaranteed by Nationwide as to dollar amount during Annuitization.

Home Office - Nationwide’s main office located in Columbus, Ohio.

Guaranteed Lifetime Withdrawal Amount– The guaranteed amount you can withdrawal from the Contract before the next Contract Anniversary without reducing the Guaranteed Lifetime Withdrawal Base. This amount is non-cumulative, meaning that it cannot be carried over from one year to the next.

Guaranteed Lifetime Withdrawal Base– The value calculated under the Guaranteed Lifetime Withdrawal Option that is multiplied by the Lifetime Withdrawal Percentage to determine the amount of annual guaranteed lifetime withdrawals.

Individual Retirement Annuity (IRA) - An annuity which qualifies for favorable tax treatment under Section 408 of the Code that is established for the exclusive benefit of the Contract Owner or the Contract Owner's beneficiaries.

IRA Conversion Contributions - Amounts rolled over, transferred, or considered transferred from a non-Roth IRA to a Roth IRA.  A non-Roth IRA is an individual retirement account or annuity described in Section 408(a) or 408(b) of the Code, other than a Roth IRA.

Joint Contract Owner - The Joint Contract Owner, if any, possesses an undivided interest in the entire Contract in conjunction with the Contract Owner.  If a Joint Contract Owner is named, references to Contract Owner, and Joint Contract Owner will apply to both the Contract Owner and the Joint Contract Owner, or either of them, unless the context requires otherwise.

Lifetime Withdrawal Percentage– A specified percentage listed in the Guaranteed Lifetime Withdrawals based on the number of years the Contract Owner has owned the Contract before withdrawals begin.

Minimum Distribution - The amount that is required to be withdrawn from Qualified Plans, and IRAs to meet Distribution requirements established by the Code.

Nationwide - Nationwide Life Insurance Company.

Non-Qualified Contract - A Contract which does not qualify for favorable tax treatment under the provisions of Sections 401, 403(a) (Qualified Plans), 408 (IRAs) or 408A (Roth IRAs) of the Code.

Purchase Payment - A deposit of new value into the Contract by the Contract Owner.  The term Purchase Payment does not include transfers among the Sub-Accounts.

Qualified Distribution - A Distribution from the Contract as defined in Section 408A(d)(2) of the Code.

Qualified Plan - A retirement plan that receives favorable tax treatment under the provisions of Section 401 or 403(a) of the Code.

Qualified Rollover Contribution - A rollover (as defined Section 408A(e) of the Code) to a Roth IRA from another Roth IRA or an individual retirement plan that meets the requirements of Section 408(d)(3) of the Code.

Roth IRA - An IRA meeting the requirements of Section 408A of the Code.

Sub-Accounts - Separate and distinct divisions of the Variable Account to which specific Underlying Mutual Fund shares and Static Asset Allocation Models are allocated and for which Accumulation Units and Annuity Units are separately maintained.

Underlying Mutual Funds - The registered management investment companies in which the assets of the Sub-Accounts of the Variable Account will be invested.

Valuation Date - Provided that Nationwide has received the required information by the specified time to process the trade, each day the New York Stock Exchange and Nationwide's Home Office are open for business or any other day during which there is a sufficient degree of trading of the Variable Account's Underlying Mutual Fund shares such that the current net asset value of its Accumulation Units might be materially affected.  If the required information has not been received by the time indicated, then the date used for valuation will be the next day the New York Stock Exchange and Nationwide's Home Office are open for business.

Valuation Period - The period of time commencing at the close of a Valuation Date and ending at the close of business for the next succeeding Valuation Date.

Variable Account - A separate investment account of Nationwide into which Variable Account Purchase Payments are allocated.

Variable Payment Annuity - An annuity providing payments that are not predetermined or guaranteed as to dollar amount and that vary in amount with the investment experience of the Variable Account.

GENERAL PROVISIONS

Purpose of the Contract and Nationwide’s Intent

The purpose and intent of this Contract is to confer annuity and related benefits to single individuals and their beneficiaries.  These annuity and related benefits (including Death Benefits) impose certain risks upon Nationwide. This Contract is not intended for use by institutional investors or persons attempting to cover multiple lives with a single contract or by persons attempting to cover a single life with multiple contracts issued by Nationwide.

If Nationwide discovers that the risk it intended to assume in issuing this Contract has been altered by any of the following, then Nationwide reserves the right to take any action it deems necessary to mitigate or eliminate the altered risk including, but not limited to, rescinding the Contract and returning the Contract Value (less any applicable charges):

(1)	Information provided by the Contract Owner(s) is materially false, misleading, incomplete or otherwise deficient.
(2)	This Contract is being used with other contracts issued by Nationwide to cover a single life or risk.
(3)	This Contract is being used to cover multiple lives or risks.
(4)	This Contract is being used by an institutional investor.

Failure by Nationwide to detect, mitigate or eliminate such altered risk does not act as a waiver of Nationwide’s rights and does not bar Nationwide from asserting its rights at any future date.

Entire Contract

The Contract, riders and endorsements, if any, make up the entire agreement between Nationwide and the Contract Owner.  Statements in the Contract are deemed representations and not warranties.  The Contract is established for the exclusive benefit of the Contract Owner or the Contract Owner's Beneficiaries.

Non-Participating

The Contract is non-participating.  It will not share in the surplus of Nationwide.

Incontestability

The Contract, riders and endorsements, if any, will not be contested.

Contract Settlement

Nationwide may require that the Contract be returned to the Home Office prior to making any payments.  All sums payable to or by Nationwide under this Contract are payable at the Home Office.

Evidence Of Survival

Where any payments under this Contract depend on the recipient being alive on a given date, proof that such person is living may be required by Nationwide.  Such proof may be required prior to making the payments.

Alteration or Modification

All changes in or to the terms of the Contract must be made in writing and signed by the President or Secretary of Nationwide.  No other person can alter or change any of the terms or conditions of the Contract.

Provisions of the Contract may be modified or superseded as required by the terms of the Qualified Plan or applicable law.  Where required, other changes to the Contract will be made only with mutual agreement of Nationwide and the Contract Owner.  As required, a copy of the amendment will be furnished to the Contract Owner.

Assignment

Contract rights are personal to the Contract Owner and may not be assigned without our written consent.  Such assignment must be made in writing and executed by the Contract Owner during the lifetime of the Annuitant and prior to the Annuitization Date. The assignment will take effect on the date it is recorded by Nationwide at its Home Office.

Assignments are not recognized by Nationwide until received and recorded by Nationwide at its Home Office. Nationwide may reject or not recognize assignments designed to alter the character of the risk that Nationwide originally assumed in issuing the Contract.  The assignment will not be recorded until Nationwide has received sufficient direction from the Contract Owner and assignee as to the proper allocation of Contract rights under the assignment.

Nationwide is not responsible for the validity or tax consequences of any assignment or for any payment or other settlement made prior to Nationwide's recording of the assignment.

Contracts issued to fund a retirement plan pursuant to Sections 401, 403, 408 or 408A of the Code, may not be sold, discounted, assigned, pledged or transferred for the performance of any obligation to any person other than the Contract Owner or other person exercising ownership rights under the terms of the plan, or as otherwise allowed by applicable law.

Protection of Proceeds

Proceeds under this Contract are not assignable by any Beneficiary prior to the time such proceeds become payable. To the extent permitted by applicable law, proceeds are not subject to the claims of creditors or to legal process.

Misstatement of Age or Sex

If the age or sex of the Annuitant has been misstated, all payments and benefits under the Contract will be adjusted. Payments and benefits will be made, based on the correct age or sex.  Proof of age of an Annuitant may be required at any time, in a form satisfactory to Nationwide.  When the age or sex of an Annuitant has been misstated, the dollar amount of any overpayment will be deducted from the next payment or payments due under the Contract.  The dollar amount of any underpayment made by Nationwide as a result of any such misstatement will be paid in full with the next payment due under the Contract.

Reports

Prior to the Annuitization Date, a report showing the Contract Value will be provided to the Contract Owner at least once each year.

Number

Unless otherwise provided, all references in this Contract that are in the singular form will include the plural; all references in the plural form will include the singular.

STANDARD CHARGES AND DEDUCTIONS PROVISIONS

Variable Account Annual Expenses

Administrative Fee

The administrative fee compensates Nationwide for the administrative costs associated with providing Contract benefits to the Contract Owner.

The administrative fee is computed on a daily basis and is equal to an annualized rate of 0.20% of the daily net assets of the Variable Account.

Mortality and Expense Risk Fee

The mortality and expense risk fee compensates Nationwide for expenses to distribute, issue and maintain annuity Contracts, as well as compensating Nationwide for investment risk and longevity risk.

Nationwide deducts a mortality and expense risk fee from the Variable Account.  This amount is computed on a daily basis and is equal to an annualized rate of 0.20% of the daily net assets of the Variable Account.

Guaranteed Lifetime Withdrawal Fee

The guaranteed lifetime withdrawal fee compensates Nationwide for investment risk and longevity risk.

Nationwide deducts an annual charge of 0.60% of the Guaranteed Lifetime Withdrawal Base.  This is the amount which the annual benefit is based on.  The fee is deducted on each Contract Anniversary date and is taken from the Sub-Accounts proportionally based on Contract allocations at the time the charge is deducted.  If the Contract Owner surrenders the entire Contract, a prorated charge will be deducted, and Accumulation Units will be redeemed proportionally from each Sub-Account in which the Contract Owner is invested at the time the charge is taken.

Excess Withdrawal Charge

An Excess Withdrawal Charge may be assessed by Nationwide for any withdrawals from the Contract that are in excess of 10% of the Purchase Payment that are subject to the Excess Withdrawal Charge.  The Excess Withdrawal Charge covers expenses related to Guaranteed Lifetime Withdrawals available under the Contract.

The Excess Withdrawal Charge is calculated by multiplying the Excess Withdrawal Charge percentage by the Withdrawal amount greater than the 10% withdrawal privilege and subject to the Excess Withdrawal Charge.  Withdrawals are considered to come from the oldest Purchase Payment made to the Contract, followed by the next oldest Purchase payment and so forth.

Earnings are not subject to an Excess Withdrawal Charge, but they may not be distributed prior to distributing all Purchase Payments.  For federal income tax purposes, full or partial withdrawals are treated as a withdrawal of earnings first.

Amounts withdrawn as described in the "Purchase Payments Not Subject to an Excess Withdrawal Charge" paragraphs following the table are not considered a withdrawal of Purchase Payments.

The Excess Withdrawal Charge applies as follows:

Excess Withdrawal Charge
(as a percentage of Purchase Payments Surrendered in excess of the 10%
withdrawal privilege and subject to the Excess Withdrawal Charge)
Number of Completed Years Measured from the Date of the Purchase Payment	Excess Withdrawal Charge Percentage
0	5%
1	5%
2	4%
3	3%
4	2%
5 and Thereafter	0%

If the Contract Owner elects a full withdrawal within the first five years, Nationwide will asses an Excess Withdrawal Charge on the entire amount withdrawn, as permitted by state law.  A full withdrawal is considered:

(1)	Multiple withdrawals taken within a one year period that depletes the entire Contract Value; or
(2)	Any single withdrawal of 90% or more of the Contract Value.

Purchase Payments Not Subject to an Excess Withdrawal Charge

At any time prior to Annuitization, the Contract Owner may withdraw, without an Excess Withdrawal Charge, the greater of:

(1)	10% of the net difference of Purchase Payments that are subject to an Excess Withdrawal Charge, less Purchase Payments withdrawn that were subject to the Excess Withdrawal Charge; or
(2)	Any amount withdrawn to meet Minimum Distribution requirements under the Code.

The 10% withdrawal privilege is not cumulative.  This means that any amount under the 10% withdrawal privilege not taken during any given Contract Year cannot be carried over to a subsequent Contract Year.

Additionally, the Contract Owner will not be subject to an Excess Withdrawal Charge:

(1)	Upon annutization of Contracts that have been in force for at least 2 years; or
(2)	Upon payment of a Death Benefit; or
(3)	On withdrawals of Purchase Payments that have been deposited for at least five years prior to the withdrawal date.

Deduction for Premium Taxes

Nationwide will charge against the Contract Value the amount of any premium taxes levied by a state or any other government entity upon Purchase Payments received by Nationwide.  The method used to recoup premium taxes will be determined by Nationwide at its sole discretion and in compliance with applicable state law.  Nationwide currently deducts such charges from a Contract Value either (1) at the time the Contract is surrendered, (2) at the Annuitization Date, or (3) at such earlier date as Nationwide may be subject to such taxes.  Premium taxes will also be deducted from Death Benefit proceeds.

OWNERSHIP PROVISIONS

Contract Ownership

Unless otherwise provided, the Contract Owner has all rights under the Contract. IF THE PURCHASER NAMES SOMEONE OTHER THAN HIMSELF AS CONTRACT OWNER, THE PURCHASER WILL HAVE NO RIGHTS UNDER THE CONTRACT.

Unless the Contract Owner is a CRT, the Annuitant shall become the Contract Owner on the Annuitization Date.

Joint Contract Ownership

Joint Contract Owners must be spouses at the time Joint Contract Ownership is requested.  If a Joint Contract Owner is named, the Joint Contract Owner will possess an undivided interest in the Contract.  Unless otherwise provided, the exercise of any ownership right in the Contract (including the right to surrender or partially surrender the Contract; or to change the parties to the Contract, the Payment Option or the Annuitization Date) shall require written request signed by both Contract Owners.

If a Contract Owner who is not also the Annuitant dies before the Annuitization Date and there is a surviving Joint Contract Owner, the Joint Contract Owner shall become the Contract Owner.

If a Contract Owner who is also the Annuitant dies before the Annuitization Date and there is a surviving Joint Contract Owner, all benefits under the Contract are payable to the Joint Contract Owner.

Joint Contract Owners may be selected only for a Contract issued as a Non-Qualified Contract and may not be selected when the Contract Owner is a CRT.

Contingent Ownership

The Contingent Owner is the person who may receive certain benefits under the Contract, if the Contract Owner, who is not the Annuitant, dies prior to the Annuitization Date and there is no surviving Joint Contract Owner.  If more than one Contingent Owner survives the Contract Owner, each will share equally unless otherwise specified in the Contingent Owner designation.  If no Contingent Owner survives a Contract Owner and there is no surviving Joint Contract Owner, all rights and interest of the Contract will vest with the last surviving Contract Owner's estate.

If a Contract Owner, who is also the Annuitant, dies before the Annuitization Date, then the Contingent Owner does not have any rights in the Contract.  However, a surviving Contingent Owner who is also the Beneficiary will have all the rights of a Beneficiary.

Contingent Owners may be selected only for a Contract issued as a Non-Qualified Contract and may not be selected when the Contract Owner is a CRT.

Annuitant

The Annuitant is the person who will receive annuity payments upon Annuitization.  The Annuitant must be age 85 or younger at the time of Contract issuance unless Nationwide has approved a request for an Annuitant of greater age.

If the Contract is owned by a CRT, the payments made during Annuitization will be paid to the CRT.

For Contracts that are issued as IRAs or under Qualified Plans, the Contract Owner must be the Annuitant and the entire interest of the Annuitant in the Contract is nonforfeitable.

Contingent Annuitant

If the Annuitant dies before the Annuitization Date, the Contingent Annuitant becomes the Annuitant.  The Contingent Annuitant must be age 85 or younger at the time of Contract issuance unless Nationwide has approved a request for a Contingent Annuitant of greater age.  All provisions of the Contract that are based on the death of the Annuitant prior to the Annuitization Date will be based on the death of the last survivor of the Annuitant and Contingent Annuitant.

A Contingent Annuitant may be selected only for a Contract issued as a Non-Qualified Contract and may not be selected when the Contract Owner is a CRT.

Beneficiary and Contingent Beneficiary

If there is no surviving Joint Contract Owner or Contingent Owner, or if the Annuitant is someone other than a Contract Owner, the Beneficiary is the person who will receive benefits under the Contract if the Annuitant dies prior to the Annuitization Date.  If a Contract Owner who is also the Annuitant dies before the Annuitization Date and there is a surviving Joint Contract Owner, all benefits under the Contract are payable to the surviving Joint Contract Owner.  If more than one Beneficiary survives the Annuitant, each will share equally unless otherwise specified in the Beneficiary designation.  If there is no surviving Joint Contract Owner and no Beneficiary survives the Annuitant, all rights and interest of such parties will vest in the Contingent Beneficiary, and if more than one Contingent Beneficiary survives, each will share equally unless otherwise specified in the Contingent Beneficiary designation.  If no Contingent Beneficiary survives the Annuitant, all rights and interest of the Contract will vest with the last surviving Contract Owner's estate.

If the Contract Owner is a CRT, upon the death of the Annuitant, all interest in the Death Benefit proceeds will accrue to the CRT.  Any designation which creates a conflict with the CRTs right to such interest shall be void and of no effect.

Changes of Parties Named in the Contract

Notwithstanding any other provisions in the Contract, prior to the Annuitization Date, and subject to any existing assignments, the Contract Owner may request a change in the Contract Owner, Contingent Owner, Joint Contract Owner, Beneficiary, or Contingent Beneficiary.  Such change, upon receipt and recording by Nationwide at its Home Office, will take effect as of the time the written notice was signed, whether or not the Contract Owner or Annuitant are living at the time of record, but without further liability as to any payment or settlement made by Nationwide before receipt of such change is recorded at the Home Office.

Nationwide may reject changes to the parties named in the Contract if the risk originally assumed by Nationwide in issuing the Contract is materially altered, multiple annuity contracts issued by Nationwide are being utilized to cover a single risk, or if the result of the assignment is to transfer rights or benefits to an institutional investor.  Should Nationwide discover that the Contract is being used for such purposes, Nationwide may rescind the Contract and return the Contract Value (less any charges).

Any request for change of Contract Owner must be recorded at the Home Office, may require a signature guarantee and must be signed by the Contract Owner and the person designated as the new Contract Owner.

For Contracts issued as IRAs or under Qualified Plans, the Contract Owner cannot transfer ownership or name someone other than him or herself as Annuitant.

ACCUMULATION PROVISIONS

Purchase Payments

The Contract is provided in return for the initial Purchase Payment and any subsequent Purchase Payments.  The cumulative total of all Purchase Payments under this and any other annuity contract(s) issued by Nationwide having the same Annuitant may not exceed $2,000,000 without the prior written consent of Nationwide.

The initial Purchase Payment is due on the Date of Issue and may not be less than $25,000.  The Contract Owner may satisfy the minimum initial Purchase Payment by making periodic Purchase Payments until the first Contract Anniversary.  Purchase Payments, if any, after the initial Purchase Payment must be at least $500 and may be made at any time prior to annuitization.  If additional payments are made via automated clearinghouse, the minimum subsequent Purchase Payment is reduced to $50.  Notwithstanding anything herein, Nationwide reserves the right to not accept subsequent Purchase Payments under this Contract.  No Purchase Payments are required after the first Purchase Payment.  This Contract will not lapse for failure to pay subsequent Purchase Payments.

If no Purchase Payments have been received in the Contract for a period of two full years and the paid-up annuity benefit at maturity would be less than $100 a month, Nationwide may, at its option, terminate the Contract by payment of the accumulated value and will by such payment, be relieved of any obligation under the Contract.

Except in the case of a Non-Qualified Contract or a rollover contribution (as permitted by Section 402(c), 403(a)(4), 408(d)(3), or 457(e)(16)) of the Code or a contribution made in accordance with the terms of a Simplified Employee Pension (SEP) as described in Section 408(k) of the Code, no contributions will be accepted unless they are in cash, and the total of such contributions do not exceed the limit in Section 219(b)(1)(A) of the Code for any taxable year.  Any refund of Purchase Payments (other than those attributable to excess contributions) will be applied, before the close of the calendar year following the year of the refund, toward the payment of future Purchase Payments or the purchase of additional benefits.

In the case of a Roth IRA, the contribution limits of Section 219(b)(1)(A) of the Code for a taxable year are gradually reduced to $0 between certain levels of adjusted gross income (AGI).  For a single Contract Owner, the annual contribution is phased out between AGI of $95,000 and $110,000; for a married Contract Owner who files jointly, between AGI of $150,000 and $160,000; and for a married Contract Owner who files separately, between $0 and $10,000.  In the case of a conversion, the custodian will not accept IRA Conversion Contributions in a tax year if the Contract Owner's AGI for that tax year exceeds $100,000 or if the Contract Owner is married and files a separate return.  Adjusted gross income is defined in Section 408A(c)(3) and does not include IRA Conversion Contributions.

Notwithstanding any provision of the Contract to the contrary, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with Section 414(u) of the Code.

Allocation of Purchase Payments

The Contract Owner elects to have the Purchase Payments allocated among the Sub-Accounts of the Variable Account.  The allocation of future Purchase Payments may be changed by the Contract Owner by a proper submission that is received and recorded by Nationwide.

Variable Account Provisions

The value of the Variable Account is the sum of the value of all Accumulation Units under the Contract.

Nationwide has allocated a part of its assets for the Contract and other contracts to the Variable Account.  Such assets of the Variable Account remain the property of Nationwide.  However, they may not be charged with the liabilities from any other business in which Nationwide may take part.

The Variable Account is divided into Sub-Accounts that invest in shares of the Underlying Mutual Funds.  Purchase Payments are allocated among one or more of these Sub-Accounts, as designated by the Contract Owner, and are subject to the terms and conditions of the Underlying Mutual Funds.

Accumulation Unit Value

The number of Accumulation Units for each Sub-Account of the Variable Account is found by dividing: (1) the net amount allocated to the Sub-Account; by (2) the Accumulation Unit value for the Sub-Account for the Valuation Period during which Nationwide received the Purchase Payment.

When the Underlying Mutual Fund shares were first established, the value of an Accumulation Unit for each Sub-Account of the Variable Account was arbitrarily set at $10.  The value for any later Valuation Period is found as follows:

The Accumulation Unit value for each Sub-Account for the last prior Valuation Period is multiplied by the net investment factor for the Sub-Account for the next following Valuation Period.  The result is the Accumulation Unit value.  The value of an Accumulation Unit may increase or decrease from one Valuation Period to the next.  The number of Accumulation Units will not change as a result of investment experience.

Valuation of Underlying Mutual Fund Shares

Underlying Mutual Fund shares in the Variable Account will be valued at their net asset value.

Substitution of Underlying Mutual Fund Shares

If the shares of the Underlying Mutual Funds should no longer be available for investment by the Separate Account or if in the judgment of Nationwide's management further investment in such Underlying Mutual Fund's shares should be inappropriate in view of the purposes of the Contract, Nationwide may substitute shares of another Underlying Mutual Fund for Underlying Mutual Fund shares already purchased or to be purchased in the future by Purchase Payments under the Contract.

In the event of such substitution or change, Nationwide may, by appropriate endorsement, make such changes to this and other contracts of this class as may be necessary to reflect such substitution or change.  Nothing contained herein shall prevent the separate account from purchasing other securities for other series or classes of contracts or from effecting a conversion between series or classes of contracts on the basis of requests made individually by owners of such contracts.

Net Investment Factor

The net investment factor is an index applied to measure the investment performance of a Sub-Account from one Valuation Period to the next.  The net investment factor may be greater or less than one; therefore, the value of an Accumulation Unit may increase or decrease.

The net investment factor for any Sub-Account for any Valuation Period is determined by: dividing (a) by (b) and subtracting (c) from the result, where:

(a)	is the net of:

1.	the net asset value per share of the Underlying Mutual Fund held in the Sub-Account, determined at the end of the current Valuation Period; plus

2.	the per share amount of any dividend or capital gains Distributions made by the Underlying Mutual Fund held in the Sub-Account, if the "ex-dividend" date occurs during the current Valuation Period;

(b)	is the net result of the net asset value per share of the Underlying Mutual Fund held in the Sub-Account, determined at the end of the last prior Valuation Period;

(c)	is a factor representing the Variable Account Annual Expenses, plus any additional charges for any riders or options which become a part of the Contract.

Certain funds credit dividends on a daily basis and pay such dividends once a month.  For such funds, the net investment factor on each Valuation Date reflects the daily dividend credited.

TRANSFERS, SURRENDERS, AND WITHDRAWALS PROVISIONS

Transfers

Generally, transfers may be made among the Sub-Accounts 20 times per year.  Transfers in excess of 20 will only be accepted in writing via ordinary U.S. mail.  Additionally, Nationwide reserves the right to reject or not recognize transfers whenever federal law requires. All transfers involving the purchase or redemption of mutual fund shares by the Variable Account, however, may be subject to restrictions or requirements imposed by the Underlying Mutual Fund.  Such restrictions or requirements may include the assessment of short-term trading fees in connection with transfers from a Sub-Account that occur within a certain number of days following the date of allocation to the Sub-Account.  Such fees may vary by Sub-Account, but will only apply to those Sub-Accounts corresponding to Underlying Mutual Funds that explicitly require the assessment of such fees.

In addition, Nationwide reserves the right to refuse or limit any transfer requests, or take any other action it deems necessary with respect to transfers among certain Sub-Accounts in order to protect Contract Owners, Annuitants, and Beneficiaries from negative investment results that may arise due to short-term trading strategies, or other harmful investment practices, employed by certain Contract Owners or by third parties acting on behalf of certain Contract

Owners.  Failure by Nationwide to take action in any one or more instances with respect to this section shall not be deemed or construed as a further or continuing waiver of this section.

Transfers among the Sub-Accounts of the Variable Account must be made prior to the Annuitization Date.

Surrenders

Prior to the earlier of the Annuitization Date or the death of the Annuitant and any Contingent Annuitant, the Contract Owner may surrender part or all of the Contract Value.  A surrender request must be in writing or in a form otherwise acceptable to Nationwide.  Nationwide reserves the right to require that the signature(s) be guaranteed by a member firm of a major stock exchange or other depository institution qualified to give such a guaranty.

When written application and proof of interest are received, Nationwide will surrender the number of Variable Account Accumulation Units and any amount from any other options under this Contract in proportion to the value in each option at the time of the surrender request. Unless otherwise requested, the amount received by the Contract Owner will equal: (a) the dollar amount requested; less (b) any possible Excess Withdrawal Charges; less (c) any premium taxes that apply.

The amount that is surrendered from each underlying Sub-Account will be in the same proportion that each Sub-Account bears to the total Variable Account.

The surrender value will be paid to the Contract Owner within seven days of receipt of proper request and proof of interest satisfactory to Nationwide are received at the Home Office.

Restrictions on Surrenders for Certain Qualified Plans and IRAs

The surrender of Contract Value attributable to contributions made pursuant to a salary reduction agreement (within the meaning of Section 402(g)(3)(C) of the Code) may be executed only when the Contract Owner attains age 59 1/2, separates from service, dies, or becomes disabled (within the meaning of Section 72(m)(7) of the Code).
Payments pursuant to a Qualified Domestic Relations Order will not violate any surrender limitations included herein, but may be subject to restrictions found in the employer's plan or the Code.

Any Distribution other than the above, including exercise of a Contractual Right to Examine period may result in the immediate application of taxes and penalties under Section 72 of the Code.  A premature Distribution may not be eligible for rollover treatment.  To assist in preventing disqualification in the event of a surrender during the Right to Examine period, Nationwide will agree to transfer the proceeds to another contract which meets the requirements of Section 408, 401 or 457 of the Code, upon proper direction by the Contract Owner.

Restrictions on Surrenders for Roth IRAs

The Contract Owner may surrender part or all of the Contract Value at any time the Contract is in force prior to the Annuitization Date or the death of the Annuitant.

A Distribution from a Roth IRA, including exercise of a Contractual Right to Examine period, may result in the immediate application of taxes under Code Section 72 pursuant to Code Section 408A(d) and penalties under Code Section 72.  A premature Distribution may not meet the requirements for a Qualified Distribution.  A premature Distribution may not be eligible for Qualified Rollover Contribution treatment.  To assist in preventing disqualification in the event of a surrender during the Right to Examine period, Nationwide will agree to transfer the proceeds to another contract which meets the requirements of Section 408A of the Code, upon proper direction by the Contract Owner.

Surrender Value

The surrender value is the amount that will be paid if the full Contract is surrendered.  The surrender value at any time will be the Contract Value less the sum of any applicable premium taxes.

Nationwide considers a full surrender to be:

(1)	multiple surrenders taken within a Contract Year that deplete the entire Contract Value; or
(2)	any single net surrender of 90% or more of the Contract Value.

Full surrenders are subject to the Excess Withdrawal Charge provisions of this Contract.

Suspension or Delay of Surrender

Nationwide has the right to suspend or delay the date of any surrender from the Variable Account for any period:

1.	When the New York Stock Exchange is closed;

2.	When trading on the New York Stock Exchange is restricted;

3.
When an emergency exists as a result of which disposal of securities held in the Variable Account is not reasonably practicable or it is not reasonably practicable to fairly determine the value of the net assets of the Variable Account; or

4.	During any other period when the Securities and Exchange Commission, by order, so permits for the protection of security holders.

Rules and regulations of the Securities and Exchange Commission may govern as to whether certain conditions set forth above exist.  Payment of funds will be made within seven days of receipt of both proper written application and proof of interest satisfactory to Nationwide.

REQUIRED DISTRIBUTION PROVISIONS

This Contract is intended to be treated as an "annuity contract" for federal income tax purposes.  Accordingly, all provisions of this Contract shall be interpreted and administered in accordance with the requirements of Section 72(s) of the Code.  In no event shall any payment be deferred beyond the time limits permitted by Section 72(s) of the Code.  Nationwide reserves the right to amend this Contract to comply with requirements set out in the Code and regulations and rulings thereunder, as they may exist from time to time.

Payments will be calculated by use of the expected return multiples specified in Tables V and VI of Section 1.72-9 of the Income Tax Regulations and calculated in accordance with the calculation methods made available by Nationwide, prescribed by the regulations and elected by the Contract Owner.

Required Distribution - Non-Qualified Contracts

Upon the death of any Contract Owner or Joint Contract Owner (including an Annuitant who becomes the Contract Owner of the Contract on the Annuitization Date) (each of the foregoing "a deceased Contract Owner"), certain Distributions for Non-Qualified Contracts are required by Section 72(s) of the Code.  Notwithstanding any provision of the Contract to the contrary, the following Distributions shall be made in accordance with such requirements.

1.
If any deceased Contract Owner dies on or after the Annuitization Date and before the entire interest under the Contract has been distributed, then the remaining portion of such interest shall be distributed at least as rapidly as under the method of Distribution in effect as of the date of such deceased Contract Owner's death.

2.
If any deceased Contract Owner dies prior to the Annuitization Date, then the entire interest in the Contract (consisting of either the Death Benefit or the Contract Value reduced by certain charges as set forth elsewhere in the Contract) shall be distributed within 5 years of the death of the deceased Contract Owner, provided however:

(a)
If any portion of such interest is payable to or for the benefit of a natural person who is a surviving Contract Owner, Contingent Owner, Joint Contract Owner, Annuitant, Contingent Annuitant, Beneficiary, or Contingent Beneficiary as the case may be (each a "designated beneficiary"), such portion may, at the election of the designated Beneficiary, be distributed over the life of such designated beneficiary, or over a period not extending beyond the life expectancy of such designated beneficiary, provided that (a)payments begin within one year of the date of the deceased Contract Owner's death (or such longer period as may be permitted by federal income tax regulations).  Life expectancy and the amount of each payment will be determined as prescribed by federal income tax regulations.

(b)
If the designated beneficiary is the surviving spouse of the deceased Contract Owner, such spouse may elect, in lieu of the Death Benefit, to become the Contract Owner of this Contract, and the Distributions required under the Required Distribution Provisions will be made upon the death of such spouse.

In the event that the Contract Owner is not a natural person (e.g., a trust or corporation), then, for purposes of these Distribution provisions, (i) the death of the Annuitant shall be treated as the death of any Contract Owner, (ii) any change of the Annuitant shall be treated as the death of any Contract Owner, and (iii) in either case the appropriate Distribution required under these Distribution rules shall be made upon such death or change, as the case may be.  The Annuitant is the primary annuitant as defined in Section 72(s)(6)(B) of the Code.

These Distribution provisions shall not be applicable to any Contract that is not required to be subject to the provisions of Section 72(s) of the Code by reason of Section 72(s)(5) or any other law or rule.  Such Contracts include, but are not limited to, any Contract (i) which is provided under a plan described in Section 401(a) of the Code which includes a trust exempt from tax under Section 501 of the Code; (ii) which is provided under a plan described in Section 403(a) of the Code; (iii) which is an Individual Retirement Annuity or provided under an individual retirement account or annuity as described in Section 408 of the Code; or (iv) which is qualified funding asset (as defined in Section 130(d) of the Code, but without regard to whether there is a qualified assignment).

Required Distribution - IRAs and Contracts Issued under Qualified Plans

The entire interest of an Annuitant under a Qualified Plan or IRA is required to be distributed in a manner consistent with the provisions of Section 401(a)(9) of the Code, and regulations thereunder including income tax regulations (“Treasury Regulations"), as applicable, and will be paid, as requested by the Contract Owner, notwithstanding anything else contained herein, to the Contract Owner over a period not exceeding:

A.	the life of the Contract Owner or the lives of the Contract Owner and the Contract Owner's designated beneficiary; or

B.	a period not extending beyond the life expectancy of the Contract Owner or the joint and survivor life expectancy of the Contract Owner and the Contract Owner's designated beneficiary.
If the Contract Owner's entire interest is to be distributed in equal or substantially equal payments over a period described in A or B, then (1) for an IRA, payments are required to commence not later than the first day of April following the calendar year in which the Contract Owner attains age 70 1/2 (the "required beginning date"), and (2) if the Contract is issued under a Qualified Plan, payments are required to commence not later than the first day of April following the later of the calendar year in which the Contract Owner attains the age of 70 1/2 or the Contract Owner retires (the "required beginning date").

Payments commencing on the required beginning date will not be less than the lesser of the quotient obtained by dividing the entire interest of the Contract Owner, determined as of the end of the prior calendar year, by the applicable Distribution period as described in Treasury Regulation 1.401(a)(9)-5 Q/A #5 (c)(3).

If the Annuitant dies on or after the date Minimum Distributions have begun, the remaining Contract interest will continue to be distributed at least as rapidly as under the method of Distribution being used prior to the Contract Owner's death, as described in Treasury Regulation 1.401(a)(9)-5 Q/A #5 (c)(3).

If the Contract Owner dies before Distribution of his or her interest commences, the Contract Owner's entire interest will be distributed in accordance with one of the following four provisions:

1.	The Contract Owner's entire interest will be paid within five years after the date of the Contract Owner's death.

2.
If the Contract Owner's interest is payable to a Beneficiary and the Contract Owner has not elected (1) above, then the entire interest will be distributed in substantially equal installments over the life or life expectancy of the Beneficiary commencing not later than December 31 of the year bearing the date of the Contract Owner's death, or such later date as may be permitted by the income tax regulations.

3.
There is no designated Beneficiary and the Contract Owner has not elected (1) above, the entire interest will be distributed in substantially equal periodic payments over the remaining life estate of the Contract Owner's age on the Contract Owner's birthday in the calendar year of death.

4.
If the Beneficiary of the Contract Owner is the Contract Owner's surviving spouse, the spouse may elect to receive equal or substantially equal payments over the life or life expectancy of the surviving spouse commencing at any date prior to the later of (i) December 31 of the calendar year immediately following the calendar year in which the Contract Owner died; or (ii) December 31 of the calendar year in which the deceased Contract Owner would have attained age 70 1/2.  If such surviving spouse dies before Distributions begin under this provision, this section shall be applied as if the surviving spouse were the Contract Owner.

For purposes of the foregoing, payments will be calculated by use of the applicable Distribution period as set forth in  Treasury Regulation 1.401(a)(9)-5 Q/A #5 (c)(3).

For purposes of this requirement, any amount paid to a child of the Contract Owner will be treated as if it has been paid to the surviving spouse if the remainder of the interest becomes payable to the surviving spouse when the child reaches the age of majority.

If the Beneficiary under an IRA is the surviving spouse of the Contract Owner, the surviving spouse may elect to treat the Contract as his or her own, whether or not Distributions had commenced prior to the death of the Contract Owner.  If the spouse elects to become the Contract Owner and the Death Benefit that would have been payable exceeds the Contract Value, then the Contract Value will be increased to be equal to the amount that would have been paid as the Death Benefit.  This election will be deemed to have been made if such surviving spouse makes a regular IRA contribution to the Contract, makes a rollover to or from the Contract, or fails to elect any of the above provisions.  The result of such an election is that the surviving spouse will be considered the individual for whose benefit the IRA is maintained.

Required Distribution - Roth IRAs

If the Contract Owner dies before his or her entire interest is distributed to him or her and the Contract Owner's surviving spouse is not the sole beneficiary, the entire remaining interest will, at the election of the Contract Owner or, if the Contract Owner has not so elected, at the election of the beneficiary or beneficiaries, either:

A.	Be distributed by December 31 of the year containing the fifth anniversary of the Contract Owner's death; or

B.
Be distributed over the life expectancy of the designated beneficiary starting no later than December 31 of the year following the year of the Contract Owner's death, in accordance with  Treasury Regulation 1.401(a)(9)-5 Q/A #5 (c)(3).

If Distributions do not begin by the date described in B, Distribution method A will apply.

In the case of Distribution method B above, to determine the minimum annual payment for each year, divide the Contract Owner's entire interest in the Contract as of the close of business on December 31 of the preceding year by the applicable Distribution period as described in Treasury Regulation 1.401(a)(9)-5 Q/A #5 (c)(3).

If the Contract Owner's spouse is the sole beneficiary on the Contract Owner's date of death, such spouse will then be treated as the Contract Owner.

Upon the death of a Contract Owner, the designated beneficiary must elect a method of Distribution which complies with these above Required Distribution Provisions and which is acceptable to Nationwide.  Such election must be made within 60 days of the Contract Owner's death.

CONTRACT OWNER SERVICES

Asset Rebalancing

Please note that terms and conditions imposed by Underlying Mutual Funds may restrict the ability to do asset rebalancing with certain Sub-Accounts.

Nationwide permits the Contract Owner to elect, on a form provided by Nationwide, to periodically have the part of the Contract Value held in the Sub-Accounts of the Variable Account(s) re-allocated on a predetermined percentage basis.

The Contract Owner may elect to have asset rebalancing done on a quarterly, semi-annual or annual basis.  If the last day of any of these periods falls on a date other than a Valuation Date, Nationwide will process the asset rebalancing on the next available Valuation Date.

This service is not available, nor will it ever apply if the Contract Value is allocated to a static asset allocation model.

Nationwide may, on a prospective basis, discontinue new asset rebalancing programs.  Nationwide may also assess a processing fee for this service.

Systematic Withdrawals

The Contract Owner may elect in writing on a form provided by Nationwide to take systematic withdrawals of a specified dollar amount (of at least $100) on a monthly, quarterly, semi-annual or annual basis.  Nationwide will process the withdrawals as directed by surrendering on a pro-rata basis Accumulation Units from all of the Sub-Accounts in which the Contract Owner has an interest.  Unless otherwise directed by the Contract Owner, Nationwide will withhold federal income taxes from each systematic withdrawal. Nationwide reserves the right to discontinue prospective systematic withdrawals.

Systematic withdrawals are not available prior to the expiration of the Right to Examine and Cancel provision of the Contract. Nationwide reserves the right to assess a processing fee for this service.

Excess Withdrawal Charges will apply to amounts withdrawn as part of a systematic withdrawal program.  Please see the Excess Withdrawal Charge provision.

Guaranteed Lifetime Withdrawals

Guaranteed Lifetime Withdrawals offers a steady stream of income regardless of market performance.

Guaranteed Lifetime Withdrawals allow the Contract Owner to take withdrawals during the later of the Contract Owner or the Contract Owner’s spouse’s lifetime, until Annuitization or the death of the Annuitant.  Each Purchase Payment the Contract Owner makes into the Contract increases the Guaranteed Lifetime Withdrawal Base.  The amount of money the Contract Owner may withdraw without reducing the Guaranteed Lifetime Withdrawal Base is based on the amount of Purchase Payments contributed to the Contract, the length of time the Contract Owner has owned the Contract, and whether the Contract Owner is over the age of 59 ½.  Once the Contract Owner decides to take withdrawals from the Contract, the withdrawal will be referred to as the “Guaranteed Lifetime Withdrawal Amount.”  The Guaranteed Lifetime Withdrawal Amount is the maximum amount that can be withdrawn from the Contract without reducing the Guaranteed Lifetime Withdrawal Base.  All Guaranteed Lifetime Withdrawals are subject to the Excess Withdrawal Charge.

The Contract Owner can withdrawal a guaranteed amount of money every year after turning 59 ½. If the Spousal Continuation Option is elected, and the Contract Owner’s spouse is also 59 ½, they too can receive a guaranteed amount of money every year after the death of the Contract Owner/Annuitant. This amount is guaranteed even if the Contract Value falls to zero due to poor market performance.

Upon Annuitization of the Contract, the charge associated with Guaranteed Lifetime Withdrawals will no longer be assessed and all benefits associated with Guaranteed Lifetime Withdrawals will terminate.  Additionally, upon the Contract Owner’s death, the benefits associated with Guaranteed Lifetime Withdrawals terminate (unless the Spousal Continuation Option was also elected).

Changes to the Guaranteed Withdrawal Base

Increase by Purchase Payment

The initial Purchase Payment establishes the Guaranteed Lifetime Withdrawal Base.  Any subsequent Purchase Payment or withdrawals will immediately change the Guaranteed Lifetime Withdrawal Base.  After each Contract Anniversary, the Guaranteed Lifetime Withdrawal Base may increase based on the performance of each investment option selected.

Nationwide will allow the Contract Owner to reset the Guaranteed Lifetime Withdrawal Base at each Contract Anniversary based on the terms and conditions of this feature.  If the terms and conditions of this feature have not changed and the Contract Value exceeds the Guaranteed Lifetime Withdrawal Base on the Contract Anniversary, Nationwide will automatically reset the Guaranteed Lifetime Withdrawal Base.  Nationwide will notify the Contract Owner anytime the terms and conditions of this feature change by providing the Contract Owner with the current Contract Value and Guaranteed Lifetime Withdrawal Base information and instructions on how to elect to reset the Guaranteed Lifetime Withdrawal Base.

If the Contract Owner elects to reset the Guaranteed Lifetime Withdrawal Base, the Contract Owner will also be accepting the current terms and conditions of this feature.  If terms and conditions have changed and the Contract Owner does not wish to accept them within 60 days after the Contract Anniversary, Nationwide will assume that the Contract Owner does not wish to reset the Guaranteed Lifetime Withdrawal Base.  Nationwide reserves the right to modify or cancel the Contract Owner’s ability to automatically reset the Guaranteed Lifetime Withdrawal Base.

Subsequent Purchase Payments

Subsequent Purchase Payments may be submitted as long as the Contract Value is greater than zero.  Nationwide reserves the right to limit subsequent Purchase Payment to $50,000 per year after your first Contract Anniversary.  Once the Contract Value falls to zero, the Contract Owner is no longer permitted to submit additional Purchase Payments or take withdrawals above the Guaranteed Lifetime Withdrawal Amount.

Anytime after the initial Purchase Payment, there may be instances where a subsequent Purchase Payment creates a financial risk that Nationwide is unwilling to bear.  If this occurs Nationwide may exercise the right to refuse subsequent Purchase Payments over $50,000.  If Nationwide exercises this right to refuse a Purchase Payment, the Contract Owner will be notified and the Purchase Payment will be returned.

Reduction

If the Contract Owner has not yet reached 59 1/2, the Contract Owner may still withdraw money from the Contract but the Guaranteed Lifetime Withdrawal Base will be affected.  Any withdrawal prior to 59 ½, the Guaranteed Lifetime Withdrawal Base will be reduced by the greater of:

(1)	the dollar amount of the withdrawal; or
(2)	the ratio of the dollar amount withdrawn to the Contract Value, multiplied by the Guaranteed Lifetime Withdrawal Base.

The Contract Owner, who has reached 59 ½, may withdraw more than the Guaranteed Lifetime Withdrawal Amount, provided that the Contract Value is greater than zero.  Withdrawals above the Guaranteed Lifetime Withdrawal Amount will reduce the Guaranteed Lifetime Withdrawal Base, and consequently, the Guaranteed Lifetime

Withdrawal Amount calculated for subsequent years.  In the event of withdrawals above the Guaranteed Lifetime Withdrawal Amount, the Guaranteed Lifetime Withdrawal base will be reduced by the greater of:

(1)	the dollar amount of the withdrawal above the Guaranteed Lifetime Withdrawal Amount; or
(2)
the ratio of the dollar amount of the withdrawal above the Guaranteed Lifetime Withdrawal Amount to the Contract Value (which has been reduced by the amount of  the  Guaranteed Lifetime Withdrawal Amount surrendered), multiplied by the Guaranteed Lifetime Withdrawal Base.

When the Contract Value exceeds the current Guaranteed Lifetime Withdrawal Base, withdrawals above the Guaranteed Lifetime Withdrawal Amount will typically result in a dollar amount reduction to the Guaranteed Lifetime Withdrawal Base.  When the Contract Value is less than the current Guaranteed Lifetime Withdrawal Base, withdrawals above the Guaranteed Lifetime Withdrawal Amount will typically result in a proportional reduction to the Guaranteed Lifetime Withdrawal Base.

Required Minimum Distribution Privilege

Nationwide provides a required Minimum Distributionprivilege (RMD privilege) that allows the Contract Owner to surrender the Contract Value above the Guaranteed Lifetime Withdrawal Amount without reducing your Guaranteed Lifetime Withdrawal Base if such withdrawal is for the sole purpose of meeting the Minimum Distribution Requirements for this Contract.  This RMD privilege does not apply to IRA Contract types owned by non-spousal beneficially owned Contracts.

In order to qualify for the RMD privilege, the Contract Owner must participate in Nationwide’s required Minimum Distribution program.  Nationwide reserves the right to modify or eliminate the RMD privilege if there is any change to the Code or Internal Revenue Service rules relating to required Minimum Distributions, including the issuance of relevant Internal Revenue Service guidance.

Calculation of the Guaranteed Lifetime Withdrawal Base

If the Contract Owner is 59 ½, the Contract Owner may begin receiving income by requesting withdrawals from the Contract.  The Contract Owner will receive a percentage of the Lifetime Withdrawal Base based on the length of time the Contract Owner has owned the Contract.  If the Contract Owner waits until the fifth or tenth Contract Anniversary, the Contract Owner will receive a higher percentage of your Guaranteed Lifetime Withdrawal Base under the following increments:

# of Completed Years from Date of Issue	Lifetime Withdrawal Percentage
0 to 4 years	5% of the Guaranteed Lifetime Withdrawal Base
5 to 9 years	5.5% of the Guaranteed Lifetime Withdrawal Base
10+ years	6.0% of the Guaranteed Lifetime Withdrawal Base

When the Contract Owner chooses to take withdrawals from the Contract once attaining age 59 1/2, the Contract Owner will lock in the Guaranteed Lifetime Withdrawal Percentage based on one of these three percentages listed above.  At the time of the first withdrawal and at each Contract Anniversary, the percentage will be multiplied by the Lifetime Withdrawal Base to determine the Guaranteed Lifetime Withdrawal Amount for that year.   Once the Guaranteed Lifetime Withdrawal Base is locked in, it will not change unless the Contract Owner takes withdrawals above the Guaranteed Lifetime Withdrawal Amount, elects a reset opportunity or submits additional Purchase Payments.

The Guaranteed Lifetime Withdrawal Amount is the maximum amount that can be surrendered from the Contract before the next Contract Anniversary without reducing the Guaranteed Lifetime Withdrawal Base.  Nationwide will surrender Accumulation Units proportionally from the Sub-Accounts as of the date Nationwide receives the Contract Owner’s written withdrawal request that is in good order.  The ability to withdraw the Guaranteed Lifetime Withdrawal Amount will continue until the earlier of the Contract Owner’s death or Annuitization.

Although withdrawals up to the Guaranteed Lifetime Withdrawal Amount do not reduce the Guaranteed Lifetime Withdrawal Base, they do reduce the Contract Value and the Death Benefit, and are subject to the Excess Withdrawal Charge provisions of the Contract.

Once the Contract Value falls to zero, the Contract Owner is no longer permitted to submit additional Purchase Payments or take withdrawals above the Guaranteed Lifetime Withdrawal Amount.

If the Contract Value totals zero but the Guaranteed Lifetime Withdrawal Base is greater than zero Nationwide will notify the Contract Owner of the following three options:

1)	Continue to take withdrawals equal to the Guaranteed Lifetime Withdrawal Amount until your death;
a) If the Spousal Continuation Option is elected, the withdrawals will continue until either the Contract Owner’s or the spouse’s death;

2)	Elect the Age-Based lump sum settlement option described below; or

3)	Elect the Underwritten lump sum settlement option as described below.

The Contract Owner will have 60 days from the date of Nationwide’s notification letter to make an election.  Once an election is made, the election is irrevocable.  If an election is not made within 60 days, Nationwide will assume that the Contract Owner has elected to continue to take Guaranteed Lifetime Withdrawals.

Settlement Options

Age-Based Lump Sum Settlement Option

Instead of continuing to take withdrawals after the Contract Value falls to zero and the Guaranteed Lifetime Withdrawal Base is greater than zero, Nationwide allow the Contract Owner to take an Age-Based lump sum settlement equal to the current Guaranteed Lifetime Withdrawal Amount multiplied by the Annual Benefit Multiplier listed below:

Contract Owner’s Age	Annual Benefit Multiplier
Up to Age 70	5.5
71-75	4.5
76-80	3.5
81-85	2.5
86-90	2.0
91-95	1.5
96+	1.0

If the Spousal Continuation Option is elected and both spouses are alive on the date this option is elected Nationwide will use the age of the younger Contract Owner minus three years to determine the Annual Benefit Multiplier.

Underwritten Lump Sum Settlement Option

The Contract Owner may choose an Underwritten lump sum settlement option after the Contract Value falls to zero and the Guaranteed Lifetime Withdrawal Base is greater than zero.  The Underwritten Lump Sum Settlement amount shall be based upon the attained age, sex, and health information provided to us on a Nationwide form attested to by a certified physician of the Contract Owner’s choice. The Underwritten Lump Sum Settlement option will generally pay a larger amount than the Age-Based Lump Sum Settlement Option when the Contract Owner is healthier than the normal population. Regardless of age or health, the Underwritten Lump Sum Settlement amount will never be less than the Age-Based Lump Sum Settlement Option amounts shown in the chart above.

Spousal Continuation Option

This benefit allows the Contract Owner’s spouse to continue to receive Guaranteed Lifetime Withdrawals after the Contract Owner dies or if the Contract Owner has not elected to begin taking Guaranteed Lifetime Withdrawals prior death, the Contract Owner’s spouse may elect to take these withdrawals at a future date.

For an additional fee of 0.10% of the Guaranteed Lifetime Withdrawal Base, the Contract Owner may elect, only at the time of application, to add the Spousal Continuation Option.  This fee is assessed until Annuitization.  This option is not available for Contracts issued as Charitable Remainder Trusts.

The Spousal Continuation Option allows a surviving spouse to continue to receive, for the duration of his/her lifetime, the benefit associated with Guaranteed Lifetime Withdrawals, provided that the following conditions are satisfied:
(1)	The Spousal Continuation Option must be elected at the time of application, and both spouses cannot be older than 85 years old at that time.
(2)
If the Contract Owner’s marriage terminates prior to both spouses reaching age 59 1/2, Nationwide will remove the benefit and the associated charge upon the Contract Owner’s written request and evidence of the marriage termination that is satisfactory to Nationwide.  Once the Spousal Continuation Option is removed from the Contract, the benefit may not be re-elected or added to cover a subsequent spouse.

(3)
If withdrawals are taken after both spouses reach age 59 ½, the marriage terminates due to divorce, dissolution, or annulment, the Contract Owner may not remove the Spousal Continuation Option from the Contract.

(4)
One or both spouses (or a revocable trust of which either or both of the spouses is/are grantor(s)) must be named as the Contract Owner.  For Contracts issued as IRAs and Roth IRAs, only the person for whom the IRA or Roth IRA was established may be named as the Contract Owner.

(5)	Both spouses must be named as beneficiaries. For Contracts owned by a revocable trust, one spouse must be the Annuitant and the other spouse must be the Contingent Annuitant.
(6)	No person other than the spouse may be named as Contract Owner, Annuitant, Contingent Annuitant or primary Beneficiary.
(7)
The Contract Owner’s spouse must be named as the Contingent Annuitant.  This will affect the timing of the Death Benefit.  For additional information on how this affects the Death Benefit, please see the Death Benefit section.

(8)	Both spouses must be 59 ½ before they receive the benefits of Guaranteed Lifetime Withdrawals.

DEATH PROVISIONS

Death of Contract Owner

If any Contract Owner and the Annuitant are not the same person and such Contract Owner dies prior to the Annuitization Date, the Death Benefit section does not apply.  The surviving Joint Contract Owner, if any, becomes the new Contract Owner.  If there is no surviving Joint Contract Owner, the Contingent Owner becomes the new Contract Owner.  If there is no surviving Joint Contract Owner or Contingent Owner, the last surviving Contract Owner's estate becomes the new Contract Owner.  The entire interest in the Contract must be distributed in accordance with the Required Distribution Provisions.

Death of Contract Owner/Annuitant

If any Contract Owner and the Annuitant are the same person, and such person dies prior to the Annuitization Date, the Death Benefit shall be payable to the surviving Joint Contract Owner, Contingent Annuitant the Beneficiary, the Contingent Beneficiary or the last surviving Contract Owner's estate, as specified in the Beneficiary section and distributed in accordance with the Required Distribution Provisions.

Death of Annuitant

If the Contract Owner and the Annuitant are not the same person and the Annuitant dies prior to the Annuitization Date, a Death Benefit will be payable to the Beneficiary, the Contingent Beneficiary Contract Owner, or the estate of the last surviving Contract Owner, as specified in the Beneficiary section, unless there is surviving Contingent Annuitant.  In such case, the Contingent Annuitant becomes the Annuitant.

Death Benefit Payment

The value of the Death Benefit will be determined as of the Valuation Date coincident with, or next following the date Nationwide receives in writing at the Home Office the following three items: (1) proper proof of the Annuitant's death; (2) an election specifying Distribution method; and (3) any applicable state required form(s).

Proof of death is either:

(1)	a copy of a certified death certificate;

(2)	a copy of a certified decree of a court of competent jurisdiction as to the finding of death;

(3)	a written statement by a medical doctor who attended the deceased; or

(4)	any other proof satisfactory to Nationwide.

The Beneficiary must elect a method of Distribution that complies with the Required Distribution Provisions of this Contract.  The Beneficiary may elect to receive such Death Benefit in the form of: (1) a lump sum Distribution; (2) an annuity payout; or (3) any Distribution that is permitted under state and federal regulations and is acceptable by

Nationwide.  If such election is not received by Nationwide within 60 days of the Annuitant's death, the Beneficiary will be deemed to have elected a lump sum Distribution as of the last day of the 60 day period.

If the Contract has multiple beneficiaries entitled to receive a portion of the Death Benefit, the Contract Value will continue to be allocated according to the most recent allocation instructions until all Death Benefits are paid.  Amounts not paid will stay in most recent allocations until Beneficiary instructs otherwise.

Payment of the Death Benefit will be made or will commence within 30 days after receipt of proof of death and notification of the election.

If the Contract Owner selected the Spousal Continuation Option, the death benefit will not be paid until both spouses die.  This means that if the Contract Owner selected the Spousal Continuation Option, upon the Contract Owner’s death, the Contract Owner’s spouse will continue to receive Guaranteed Lifetime Withdrawals until the spouse’s death or upon Annuitization.

Death Benefit

The value of each component of the Death Benefit calculation will be determined as of the date of the Annuitant’s death, except for the Contract Value component, which will be determined as of the date described in the applicable Death Benefit calculation.

If the Annuitant dies prior to the Annuitization Date and the total of all Purchase Payments made to the Contract is less than or equal to $3,000,000, the standard Death Benefit will be the greater of:

(1)	the Contract Value as of the date that we receive all the information necessary to pay the Death Benefit;
(2)	the total of all Purchase Payments, less an adjustment for amounts withdrawn.

The Death Benefit described herein is adjusted in cases where a Contract has more than $3,000,000 in cumulative Purchase Payments.  The adjustment is calculated using the following formula.

Death Benefit Adjustment Formula

A x F + B x (1 - F)

Where:

A =
The greater of: (1) the Contract Value; or (2) total Purchase Payments made to the Contract reduced by any Surrender in the proportion that such Surrender reduced the Contract Value on the date of Surrender.

B =	The Contract Value.

F =	The ratio of $3,000,000 to sum of all Purchase Payments.

Death Benefits for Non-Qualified Contracts with Joint Contract Owners

For Non-Qualified Contracts where one owner is the Annuitant and there is a Joint Contract Owner, if the Joint Contract Owner dies prior to the Annuitization Date, no Death Benefit is paid.  For Non-Qualified Contracts where one owner is the Annuitant and there is a Joint Contract Owner, if the Contract Owner, who is also the Annuitant dies prior to the Annuitization Date, the Death Benefit will be paid to the surviving Joint Contract Owner.

ANNUITIZATION PROVISIONS

Annuity Commencement Date

The Annuity Commencement Date is a date chosen by the Contract Owner and is generally the first day of a calendar month.  The date must be at least two years after the Date of Issue.  If an Annuity Commencement Date is not chosen by the Contract Owner, a date will be established for the Contract.  The Contract Owner may change the Annuity Commencement Date prior to the Annuitization Date at any time via a written request as outlined in the Change of Annuity Commencement Date and Annuity Payment Option section.

For those Contracts issued under Qualified Plans or IRAs, if the Annuity Commencement Date is not chosen by the Contract Owner, the Annuity Commencement Date established on the Date of Issue of the Contract will be the date on which the Contract Owner reaches 70 1/2.  For Non-Qualified Contracts, the Annuity Commencement Date established on the Date of Issue of the Contract will be the date on which the Annuitant reaches age 90.

The Annuity Commencement Date may be changed but may not be later than the first day of the first calendar month after the Annuitant's 90th birthday unless otherwise agreed upon by the Contract Owner and Company.

Change of Annuity Commencement Date and Annuity Payment Option

The Contract Owner may change the Annuity Commencement Date and the Annuity Payment Option prior to the Annuitization Date.  Such changes must be in writing and approved by Nationwide, and must comply with the Annuity Commencement Date section above.  A change will become effective as of the date requested, but will not apply to any payment made or action taken by Nationwide before it is recorded at Home Office.

Annuitization

Annuitization is irrevocable once payments have begun.  To annuitize the Contract, the Contract Owner shall notify Nationwide in writing of election of:

(1)	an Annuity Payment Option; and

(2)	either a Fixed Payment Annuity, Variable Payment Annuity, or any other combination that may be available on the Annuitization Date.

For Contracts with Purchase Payments in excess of $2,000,000, Nationwide will limit the amount that may be annuitized on any single life to $5,000,000.  If amounts to be annuitized exceed $5,000,000, Nationwide will permit additional individuals to be named as Annuitants (for purposes of Annuitization only).

Fixed Payment Annuity - First And Subsequent Payments

The first payment of a Fixed Payment Annuity will be determined by applying the portion of the total Contract Value specified by the Contract Owner, less applicable premium tax, to the fixed annuity table in effect on the Annuitization Date for the Annuity Payment Option elected.  The purchase rates for any options guaranteed to be available will be determined on a basis not less favorable than 1.5% minimum interest and the applicable Annuity

2000 Mortality Table with Projection Scale G, assuming Annuitization in the year 2000, and the following age adjustments.

Annuitization Date	Adjusted Age
Before 2009	Actual Age Last Birthday minus 4 years
2009 - 2015	Actual Age Last Birthday minus 5 years
2016 - 2022	Actual Age Last Birthday minus 6 years
2023 - 2029	Actual Age Last Birthday minus 7 years
2030 - 2036	Actual Age Last Birthday minus 8 years
2037 - 2043	Actual Age Last Birthday minus 9 years
After 2043	Actual Age Last Birthday minus 10 years

The determination of the applicable Annuity 2000 Mortality Table and Projection Scale G will be based upon the type of Contract issued.

Variable Payment Annuity - First Payment

A Variable Payment Annuity is a series of payments which are not predetermined or guaranteed as to dollar amount and which vary in amount with the investment experience of the underlying variable Sub-Accounts selected by the Contract Owner.

The first payment of a Variable Payment Annuity will be determined by applying the portion of the total Contract Value specified by the Contract Owner, less applicable premium taxes, to the variable annuity table in effect on the Annuitization Date for the Annuity Payment Option elected.  The purchase rates for any options guaranteed to be available will be determined on a basis not less favorable than a 3.5% assumed investment return and the applicable Annuity 2000 Mortality Table with Projection Scale G, assuming Annuitization in the year 2000, and the following age adjustments.

Annuitization Date	Adjusted Age
Before 2009	Actual Age Last Birthday minus 4 years
2009 - 2015	Actual Age Last Birthday minus 5 years
2016 - 2022	Actual Age Last Birthday minus 6 years
2023 - 2029	Actual Age Last Birthday minus 7 years
2030 - 2036	Actual Age Last Birthday minus 8 years
2037 - 2043	Actual Age Last Birthday minus 9 years
After 2043	Actual Age Last Birthday minus 10 years

The determination of the applicable Annuity 2000 Mortality Table and Projection Scale G will be based upon the type of Contract issued.

Variable Payment Annuity - Subsequent Payments

Variable annuity payments after the first payment vary in amount.  The payment amount changes with the investment performance of the Sub-Accounts selected by the Contract Owner within the Variable Account.  The dollar amount of such payments is determined as follows:

1.
The dollar amount of the first annuity payment is divided by the Annuity Unit value as of the Annuitization Date.  This result establishes the fixed number of Annuity Units for each monthly annuity payment after the first.  The number of Annuity Units remains fixed during the annuity payment period.

2.	The fixed number of Annuity Units is multiplied by the Annuity Unit value for the Valuation Date for which the payment is due. This result establishes the dollar amount of the payment.

Nationwide guarantees that the dollar amount of each payment after the first will not be affected by variations in Nationwide's expenses or mortality experience.

Annuity Unit Value

An Annuity Unit is used to calculate the value of annuity payments.  When the Underlying Mutual Fund shares were first established, the value of an Annuity Unit for each Sub-Account of the Variable Account was arbitrarily set at $10.  The value for any later Valuation Period is found as follows:

1.
The Annuity Unit value for each Sub-Account for the immediately preceding Valuation Period is multiplied by the net investment factor for the Sub-Account for the Valuation Period for which the Annuity Unit value is being calculated.

2.	The result is multiplied by an interest factor because the assumed investment rate of 3.5% per year is built into the purchase rate basis for Variable Payment Annuities.

Frequency and Amount of Payments

All annuity payments will be mailed within 10 working days of the scheduled payment date.  Payments will be made based on the Annuity Payment Option selected and frequency selected.  However, if the net amount to be applied to any Annuity Payment Option at the Annuitization Date is less than $2,000, Nationwide has the right to pay such amount in one lump sum in lieu of periodic annuity payments.

If any payment would be or becomes less than $100, Nationwide has the right to change the frequency of payments to an interval that will result in payments of at least $100.  In no event will Nationwide make payments under an annuity option less frequently than annually.

ANNUITY PAYMENT OPTIONS PROVISIONS

Selection of Annuity Payment Option

The Contract Owner may select an Annuity Payment Option prior to Annuitization.  If an Annuity Payment Option is not selected, a variable payment life annuity with a guaranteed period of 240 months will be the automatic form of payment.  Once elected or assumed, the Annuity Payment Option can not be charged.

Options available may be limited based on age of the Annuitant (and any designated second person upon whose continuation of life any lifetime payments may depend).  Options available may also be limited based on Distribution requirements under the Code.

For Contracts with Purchase Payments in excess of $2,000,000, Nationwide may limit the Annuity Payment Option to a fixed life annuity with a 20 year term certain or a fixed life annuity with a term certain to age 95, whichever is longer.

The Annuity Payment Options found in the Contract are guaranteed to be available by Nationwide subject to the restrictions set forth in the paragraphs above.

Single Life

The Single Life Annuity Payment Option provides for annuity payments to be paid during the lifetime of the Annuitant.

Payments will cease with the last payment before the Annuitant’s death.  The Annuitant will only receive two annuity payments if he or she dies before the third payment date, and so on.  No Death Benefit will be paid.

Joint and Survivor Annuity

The Standard Joint and Survivor Annuity Payment Option provides for annuity payments to continue during the joint lifetimes of the Annuitant and Joint Annuitant. After the death of either the Annuitant or Joint Annuitant, payments will continue for the life of the survivor.

Payments will cease with the last payment due prior to the death of the last survivor of the Annuitant and joint Annuitant.  As is the case of the Single Life Annuity Payment Option, there is no guaranteed number of payments. Therefore, it is possible that if the Annuitant dies before the second annuity payment date, the Annuitant will receive only one annuity payment. No Death Benefit will be paid.

No withdrawals other than the scheduled annuity payments are permitted.

Single Life with 20 year Term Certain

The Single Life with a 20 Year Term Certain provides for annuity payments to be paid for the greater of the lifetime of the Annuitant or 20 years.  This means that if the Annuitant elects to annuitize their Contract, the Annuitant will receive at least 20 years of annuity payments, even if the Annuitant dies prior to 20 years from the annuity date.  If the Annuitant lives longer than 20 years from the Annuitization Date, the Annuitant will continue receiving payments until the Annuitant dies.

Any Other Option

The amount and period under any other option will be determined by Nationwide.  Payment options not set forth in the Contract are available only if they are approved by both Nationwide and the Contract Owner.  Nationwide may elect to make available an immediate annuity contract as a settlement option if requested by the Contract Owner.

Supplementary Agreement

A supplementary agreement will be issued within 30 days following the Annuitization Date.  The supplementary agreement will set forth the terms of the Annuity Payment Option selected.

GUARANTEED ANNUITY TABLES FOR NON-QUALIFIED AND IRA CONTRACTS
FIXED MONTHLY BENEFITS PER $1000 APPLIED

JOINT AND SURVIVOR MONTHLY ANNUITY PAYMENTS

Adjusted Age of Female Annuitant*

		50	55	60	65	70	80	90
Adjusted Age of	50	2.54	2.66	2.77	2.85	2.92
Male Annuitant*	55	2.62	2.78	2.94	3.08	3.19
	60	2.68	2.89	3.11	3.32	3.50	3.75
	65		2.96	3.24	3.54	3.82	4.27
	70			3.34	3.72	4.13	4.88
	80				3.95	4.58	6.17	7.61
	90						7.13	10.40

LIFE ANNUITY: MONTHLY ANNUITY PAYMENTS

Male Guaranteed Period				Female Guaranteed Period
ANNUITANT'S ADJUSTED AGE*	NONE	120 MONTHS	240 MONTHS	ANNUITANT'S ADJUSTED AGE*	NONE	120 MONTHS	240 MONTHS
50	3.03	3.01	2.95	50	2.79	2.78	2.75
51	3.10	3.08	3.01	51	2.85	2.84	2.81
52	3.17	3.14	3.07	52	2.91	2.90	2.86
53	3.24	3.22	3.13	53	2.97	2.96	2.91
54	3.32	3.29	3.19	54	3.04	3.02	2.97
55	3.40	3.37	3.25	55	3.11	3.09	3.03
56	3.49	3.45	3.32	56	3.18	3.16	3.09
57	3.58	3.54	3.39	57	3.26	3.24	3.16
58	3.68	3.63	3.46	58	3.34	3.32	3.23
59	3.78	3.73	3.53	59	3.43	3.40	3.30
60	3.89	3.83	3.60	60	3.52	3.49	3.37
61	4.01	3.94	3.68	61	3.62	3.58	3.44
62	4.14	4.05	3.75	62	3.72	3.68	3.52
63	4.27	4.17	3.83	63	3.84	3.79	3.60
64	4.41	4.30	3.90	64	3.96	3.90	3.68
65	4.57	4.43	3.98	65	4.08	4.02	3.76
66	4.73	4.57	4.05	66	4.22	4.14	3.84
67	4.91	4.71	4.12	67	4.37	4.27	3.93
68	5.09	4.86	4.19	68	4.52	4.41	4.01
69	5.29	5.02	4.26	69	4.69	4.56	4.09
70	5.50	5.18	4.33	70	4.87	4.71	4.17
71	5.73	5.35	4.39	71	5.07	4.88	4.24
72	5.97	5.53	4.44	72	5.28	5.05	4.32
73	6.23	5.71	4.50	73	5.52	5.23	4.39
74	6.51	5.89	4.55	74	5.76	5.42	4.45
75	6.81	6.08	4.59	75	6.03	5.62	4.51
76	7.13	6.27	4.63	76	6.33	5.83	4.56
77	7.47	6.46	4.66	77	6.64	6.04	4.61
78	7.83	6.65	4.70	78	6.99	6.25	4.65
79	8.23	6.84	4.72	79	7.36	6.47	4.69
80	8.65	7.03	4.74	80	7.77	6.69	4.72

LIFE ANNUITY:  MONTHLY ANNUITY PAYMENTS
(Continued)

Male Guaranteed Period				Female Guaranteed Period
ANNUITANT'S ADJUSTED AGE*	NONE	120 MONTHS	240 MONTHS	ANNUITANT'S ADJUSTED AGE*	NONE	120 MONTHS	240 MONTHS
81	9.10	7.21	4.76	81	8.21	6.90	4.74
82	9.58	7.39	4.78	82	8.69	7.12	4.76
83	10.10	7.56	4.79	83	9.21	7.32	4.78
84	10.66	7.73	4.80	84	9.77	7.52	4.79
85	11.25	7.88	4.80	85	10.38	7.70	4.80
86	11.88	8.02	4.81	86	11.04	7.87	4.80
87	12.56	8.16	4.81	87	11.75	8.03	4.81
88	13.27	8.28	4.81	88	12.51	8.18	4.81
89	14.04	8.39	4.81	89	13.32	8.31	4.81
90	14.85	8.50	4.81	90	14.17	8.42	4.81

*Adjusted Age is defined in the Fixed Annuity Payment - First and Subsequent Payments section of the Contract.

GUARANTEED ANNUITY TABLES FOR QUALIFIED PLANS
FIXED MONTHLY BENEFITS PER $1000 APPLIED

JOINT AND SURVIVOR MONTHLY ANNUITY PAYMENTS

Adjusted Age of Annuitant*

		50	55	60	65	70	80	90
Adjusted Age	50	2.48	2.58	2.65	2.70	2.74
of Survivor*	55	2.58	2.71	2.83	2.93	3.00
	60	2.65	2.83	3.01	3.17	3.30	3.45
	65		2.93	3.17	3.42	3.63	3.93
	70			3.30	3.63	3.97	4.52
	80				3.93	4.52	5.94
	90						7.07	10.19

LIFE ANNUITY:  MONTHLY ANNUITY PAYMENTS

Guaranteed Period
Annuitant's
Adjusted Age*	None	120 Months	240 Months
50	2.79	2.78	2.75
51	2.85	2.84	2.81
52	2.91	2.90	2.86
53	2.97	2.96	2.91
54	3.04	3.02	2.97
55	3.11	3.09	3.03
56	3.18	3.16	3.09
57	3.26	3.24	3.16
58	3.34	3.32	3.23
59	3.43	3.40	3.30
60	3.52	3.49	3.37
61	3.62	3.58	3.44
62	3.72	3.68	3.52
63	3.84	3.79	3.60
64	3.96	3.90	3.68
65	4.08	4.02	3.76
66	4.22	4.14	3.84
67	4.37	4.27	3.93
68	4.52	4.41	4.01
69	4.69	4.56	4.09
70	4.87	4.71	4.17
71	5.07	4.88	4.24
72	5.28	5.05	4.32
73	5.52	5.23	4.39
74	5.76	5.42	4.45
75	6.03	5.62	4.51
76	6.33	5.83	4.56
77	6.64	6.04	4.61
78	6.99	6.25	4.65
79	7.36	6.47	4.69
80	7.77	6.69	4.72

LIFE ANNUITY:  MONTHLY ANNUITY PAYMENTS
(Continued)

Guaranteed Period
Annuitant's
Adjusted Age*	None	120 Months	240 Months
81	8.21	6.90	4.74
82	8.69	7.12	4.76
83	9.21	7.32	4.78
84	9.77	7.52	4.79
85	10.38	7.70	4.80
86	11.04	7.87	4.80
87	11.75	8.03	4.81
88	12.51	8.18	4.81
89	13.32	8.31	4.81
90	14.17	8.42	4.81

*Adjusted Age is defined in the Fixed Annuity Payment - First and Subsequent Payments section of the Contract.